Exhibit 99.1

Gryphon Gold Exercises Option to Reduce Royalty Obligations on the Borealis Project

VANCOUVER, BRITISH COLUMBIA, May 25, 2011 - Gryphon Gold Corporation (TSX:GGN - News; OTCBB:GYPH - News) (“Gryphon”) announced that, effective May 20, 2011, it exercised the option to fix the Net Smelter Return (NSR) royalty on its Borealis property at 5%. In August 2008, Gryphon and its wholly-owned subsidiary, Borealis Mining Company, entered into an option agreement with the lessors of the Borealis property to amend the Borealis Mining Lease to fix the gold price based sliding scale royalty at a 5% Net Smelter Royalty. Prior to the exercise of the option, the NSR payable to the lessors on the Borealis property was calculated as the price of gold divided by one hundred expressed as a percentage (i.e. at a gold price of $1,500/ounce the NSR royalty rate would be 15.0%) .

John Key, Chief Executive Officer of Gryphon, commented “Fixing the NSR on our Borealis property is a key step in our production plans as we begin development of oxide heap leach operations at Borealis. The old sliding scale royalty would have meant a 15% NRS at $1500 gold, which would have negatively impacted the feasibility of the development of Borealis. With the closing of our recent financing and fixing the NSR at 5%, we are on track to becoming a gold producer at Borealis in the near term.”

Under the terms of the option agreement, as amended, Gryphon exercised the option by paying the lessors aggregate consideration of $7,000,000 (less the $250,000 previously paid by Gryphon to the Lessors upon execution of the Option Agreement) as follows:

(i)	$150,000 in cash,

(ii)	7,726,500 shares of common stock at a deemed value of $0.40 per share ($3,090,500);

(iii)	5% promissory notes in the aggregate principal amount of $1,600,000, due May 20, 2013, with installment payments due upon commencement of production on the Borealis property; and

(iv)

5% convertible notes in the aggregate principal amount of $1,909,500, due May 20, 2014, convertible into shares of Gryphon common stock at $0.70 per share through May 20, 2012, $0.80 per share through May 20, 2013 and $0.90 per share through May 20, 2014.

On May 18, 2011, Gryphon announced the closing of its $10,750,000 equity financing, and on May 24, 2011, Gryphon announced the closing of an addition $382,500 under the over-allotment option in connection with the equity financing. The proceeds of the equity financing are anticipated to be used to develop the oxide heap leach operations at its Borealis gold project.

Gryphon’s Borealis property is the subject of an updated pre-feasibility study entitled “NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA” dated April 25, 2011, which was filed on SEDAR pursuant to Canadian securities laws on April 25, 2011 and furnished to the SEC on April 26, 2011.

The issuance of the shares of common stock and convertibles notes is subject to approval from the TSX.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis project; statements that the exercise of the option is a key component to advancing the Borealis project to production; assumptions related to the commercial viability of the Borealis project; assumptions related to gold prices and the old sliding scale royalty and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that financing for the development of the Borealis Oxide Heap Leach Project may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q , as filed with the SEC on February 11 2011, and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.